Exhibit 99.1

Consolidated Water’s Cayman Islands Water Utility Receives New Water Production and Supply Concession from Cayman Islands Government

GEORGE TOWN, Grand Cayman, Cayman Islands, February 24, 2025 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported that its wholly owned subsidiary, Cayman Water Company, has received its new concession from the Cayman Islands government that grants it the continued exclusive rights to produce and supply potable water within its existing service area on Grand Cayman, the largest island of the Cayman Islands.

Cayman Water Company operates three sea water reverse osmosis desalination plants on Grand Cayman that produce approximately 4 million gallons per day of potable water for the island’s residences and businesses. The company recently reported increased retail water sales due to the continued business and population growth on the island.

In 2018, the Cayman Islands enacted changes to its regulatory framework governing water utilities. This new framework requires Cayman Water to first be granted a concession before obtaining or renewing the associated operating license. Cayman Water will next commence negotiations with the Cayman Islands utility regulator, OfReg, to secure the license. The new license is expected to involve a restructuring of the previous operating terms and conditions.

“Given the regulatory changes, the grant of the concession was a critical step towards completing the negotiations for the new operating license,” noted Consolidated Water’s president and CEO, Rick McTaggart. “We were fortunate to have OfReg representatives present during the signing of the grant of concession, which indicates to us that our negotiations for the new license should commence shortly. We look forward to working closely with OfReg in providing clean, safe potable water for the communities which we have had the privilege to serve since 1973.”

Cayman Water’s existing operating license that it received in 1990 will remain in force until the new license is issued by OfReg.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, construct, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

Cautionary Note Regarding Forward-Looking Statements

This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). These statements express the Company’s current expectation of future events or its future performance and do not relate directly to historical or current events. As such, the Company’s future actions and related results may vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. The Company can offer no assurance that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term goals will be realized. All forward-looking statements included in this press release speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise. The Company can offer no assurance that a new license will be granted to Cayman Water by OfReg or if such license is granted that it will be on terms acceptable or favorable to Cayman Water.

For more information, visit cwco.com.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
CMA Investor & Media Relations
Tel (949) 432-7566
Email Contact